Exhibit 4.2
EOG Resources, Inc.
Officers’ Certificate
Establishing 2.500% Senior Notes due 2016,
4.100% Senior Notes due 2021
and Floating Rate Senior Notes due 2014
     The undersigned, Timothy K. Driggers, Vice President and Chief Financial Officer, and Helen Y. Lim, Vice President and Treasurer, of EOG Resources, Inc., a Delaware corporation (the “Company”), hereby certify, pursuant to Sections 102 and 301 of the Indenture, dated as of May 18, 2009 (the “Indenture”), between the Company and Wells Fargo Bank, NA, as trustee (the “Trustee”), that the Chairman of the Board and Chief Executive Officer, the Vice President and Chief Financial Officer and the Vice President and Treasurer of the Company approved, pursuant to the resolutions of the Board of Directors of the Company dated October 28, 2010, the establishment of the following series of Securities and terms of the Securities of each such series to be issued under the Indenture, and the forms thereof, and such terms are as follows:
Fixed Rate Senior Securities:

Designation of Securities:	2.500% Senior Notes due 2016 (the “2016 Notes”).

4.100% Senior Notes due 2021 (the “2021 Notes” and, together with the 2016 Notes, the “Fixed Rate Notes”).

The Fixed Rate Notes are being issued as two separate series.

Aggregate Principal Amount:	$400,000,000 aggregate principal amount of 2016 Notes and $750,000,000 aggregate principal amount of 2021 Notes. The Company may reopen either or both series of Fixed Rate Notes for additional issuances from time to time pursuant to the terms of the Indenture.

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof in book-entry form only.

Stated Maturity Date:	The 2016 Notes will mature on February 1, 2016. The 2021 Notes will mature on February 1, 2021.

Interest Rate:	2.500% per annum from November 23, 2010 with respect to the 2016 Notes and 4.100% per annum from November 23, 2010 with respect to the 2021 Notes.

Interest Payment Dates:	February 1 and August 1 of each year (or if such date is not a Business Day, on the next succeeding Business Day) beginning on February 1, 2011.

Regular Record Dates:	January 15 or July 15 immediately preceding an Interest Payment Date.

Optional Redemption:	The Company may redeem some or all of the Fixed Rate Notes at any time and from time to time prior to their maturity, at its option, at a Redemption Price equal to the greater of:

• 100% of the principal amount of the Fixed Rate Notes then outstanding to be redeemed; or

•    the sum of the present values of the remaining scheduled payments of principal and interest on the Fixed Rate Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 20 basis points, in the case of the 2016 Notes, and 25 basis points, in the case of the 2021 Notes;

plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date: (1) the rate per annum equal to the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearer month); or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such Redemption Date.

The Treasury Rate will be calculated on the third Business Day preceding the date fixed for redemption.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the Fixed Rate Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Fixed Rate Notes.

“Comparable Treasury Price” means (1) the average of five reference treasury dealer quotations for such Redemption Date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

“Independent Investment Banker” means any of Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective successors ) as specified by the Company, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means each of (1) Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), the Company will substitute therefor another primary treasury dealer and (2) one other primary treasury dealer selected by the Company after consultation with the independent investment banker.

“Reference Treasury Dealer Quotations” means, with respect to each reference treasury dealer and any Redemption Date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

Notice of any redemption will be mailed first-class, postage-prepaid at least 30 days but not more than 60 days before the Redemption Date to each holder of the Fixed Rate Notes of the series to be redeemed. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Fixed Rate Notes or portions thereof called for redemption. If less than all of the Fixed Rate Notes of a series are to be redeemed, the Fixed Rate Notes to be redeemed shall be selected by lot by the trustee or by such other method as the trustee deems to be fair and appropriate. If any Fixed Rate Note is to be redeemed in part only, the notice of redemption that relates to the Fixed Rate Note will state the portion of the principal amount of the Fixed Rate Note to be redeemed. A new Fixed Rate Note in a principal amount equal to the unredeemed portion of the Fixed Rate Note will be issued in the name of the holder of the Fixed Rate Note upon surrender for cancellation of the original Fixed Rate Note.

Floating Rate Senior Securities:

Designation of Securities:	Floating Rate Senior Notes due 2014 (the “Floating Rate Notes” and, together with the Fixed Rate Notes, the “Notes”).

Aggregate Principal Amount:	$350,000,000 aggregate principal amount of Floating Rate Notes. The Company may reopen the series of Floating Rate Notes for additional issuances from time to time pursuant to the terms of the Indenture.

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof in book-entry form only.

Stated Maturity Date:	February 3, 2014.

Interest Rate:	The interest rate on the Floating Rate Notes will be reset quarterly on February 3, May 3, August 3 and November 3 of each year, as applicable, commencing February 3, 2011 (each, an “interest reset date”). The Floating Rate Notes will bear interest at a per-annum rate equal to 3-month LIBOR (as defined below) for the applicable interest reset period or initial interest period (each as defined below) plus 0.75% (75 basis points). The interest rate for the initial interest period will be 3-month LIBOR, determined as of two London business days prior to the original issue date, plus 0.75% per annum. The “initial interest period” will be the period from and including the original issue date to but excluding the initial interest reset date. Thereafter, each “interest reset period” will be the period from and including the immediately preceding interest reset date to but excluding the immediately succeeding interest reset date; provided that the final interest reset period for the Floating Rate Notes will be the period from and including the interest reset date immediately preceding the maturity date of such Floating Rate Notes to but excluding the maturity date.

If any interest reset date would otherwise be a day that is not a business day, the interest reset date will be postponed to the immediately succeeding day that is a business day, except that if that business day is in the immediately succeeding calendar month, the interest reset date shall be the immediately preceding business day.

The interest rate in effect on each day will be (1) if that day is an interest reset date, the interest rate determined as of the interest determination date (as defined below) immediately preceding such interest reset date or (2) if that day is not an interest reset date, the interest rate determined as of the interest determination date immediately preceding the most recent interest reset date or the original issue date, as the case may be.

Interest on the Floating Rate Notes will be computed on the basis of the actual number of days elapsed over a 360-day year.

For purposes of the Floating Rate Notes, “business day” means any day (1) that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the city of New York and, for any place of payment outside of the city of New York, in such place of payment, and (2) that is also a “London business day”, which is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Interest Rate Determination:	The interest rate applicable to each interest reset period commencing on the related interest reset date, or the original issue date in the case of the initial interest period, will be the rate determined as of the applicable interest determination date. The “interest determination date” will be the second London business day immediately preceding the original issue date, in the case of the initial interest reset period, and thereafter the applicable interest reset date.

Wells Fargo Bank, NA, or its successor appointed by the Company, will act as calculation agent. Three-month LIBOR will be determined by the calculation agent as of the applicable interest determination date in accordance with the following provisions:

(1) LIBOR is the rate for deposits in U.S.

dollars for the 3-month period commencing on the second London business day immediately following such interest determination date, which appears on Reuters Screen LIBOR01 Page (as defined below) at approximately 11:00 a.m., London time, on the applicable interest determination date. “Reuters Screen LIBOR01 Page” means the display designated on page “LIBOR01” on Reuters Screen (or such other page as may replace the LIBOR01 page on that service, any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Reuters Screen LIBOR01 Page, LIBOR for such interest determination date will be determined in accordance with the provisions of paragraph (2) below.

(2) With respect to an interest determination date on which no rate appears on Reuters Screen LIBOR01 Page as of approximately 11:00 a.m., London time, on such interest determination date, the calculation agent shall request the principal London offices of each of four major reference banks in the London interbank market selected by the calculation agent (after consultation with the Company) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the second London business day immediately following such interest determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such interest determination date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of such quotations as calculated by the calculation agent. If fewer than two quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such interest determination date by three major banks selected by the calculation agent (after consultation with the Company) for loans in U.S.

dollars to leading European banks having a three-month maturity commencing on the second London business day immediately following such interest determination date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting such rates as mentioned in this sentence, LIBOR for such interest determination date will be LIBOR determined with respect to the immediately preceding interest determination date.

All percentages resulting from any calculation of any interest rate for the Floating Rate Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

Promptly upon such determination, the calculation agent will notify the Company and the trustee (if the calculation agent is not the trustee) of the interest rate for the new interest reset period. Upon request of a holder of the Floating Rate Notes, the calculation agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next interest reset period.

All calculations made by the calculation agent for the purposes of calculating interest on the Floating Rate Notes shall be conclusive and binding on the holders and the Company, absent manifest error.

Interest Payment Dates:	February 3, May 3, August 3 and November 3 (or if such date is not a business day, the next succeeding business day, except that if such business day is in the immediately succeeding calendar month, such interest payment date shall be the immediately preceding business day) of each year beginning on February 3, 2011.

Regular Record Dates:	January 15, April 15, July 15 or October 15 immediately preceding an Interest Payment Date.

Optional Redemption:	None.

General:

Trustee:	Wells Fargo Bank, NA.

Place of Payment:	The Company will make payments due on the Notes to Cede & Co., as nominee of The Depository Trust Company, or as otherwise may be permitted by the Indenture and the Notes.

Global Securities:	Each series of Fixed Rate Notes and the Floating Rate Notes shall be issued as one or more Global Securities. The Depository Trust Company shall be the Depository.

Each series of Fixed Rate Notes and the Floating Rate Notes will be exchangeable for certificated debt securities only if:

(1) The Depository Trust Company (“DTC”) notifies the Company that it is unwilling or unable to continue as depository or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (if so required by applicable law or regulation), and, in either case, a successor depository is not appointed by the Company within ninety (90) days after the Company receives such notice or become aware of such unwillingness, inability or ineligibility; or

(2) The Company, in its sole discretion and subject to DTC’s procedures, determines that any such series of Fixed Rate Notes or the Floating Rate notes shall be exchangeable for certificated debt securities.

Events of Default:	In an Event of Default, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Settlement:	Payments in respect of principal of and interest on the Notes shall be made by the Company in immediately available funds to Cede & Co., as the nominee of DTC, or its registered assigns.

Forms of Notes:	Attached hereto as Annex A, and incorporated herein by reference.
Each of the undersigned hereby certify that:
1.	I have read Sections 102, 301 and 303 of the Indenture and the definitions in the Indenture relating thereto.

2.	The statements made herein are based either upon my personal knowledge or on information, data and reports furnished to me by the officers, counsel or employees of the Company who have knowledge of the relevant facts.

3.	In my opinion, I have made such examination or investigation as is necessary to enable me to express an informed opinion as to whether or not all conditions provided for in the Indenture with respect to the establishment of each series of Notes, the terms of the Notes of each series and the forms of such Notes, and the issuance, authentication and delivery of the Notes, have been complied with.

4.	In my opinion, all conditions precedent to the establishment of each series of Notes and the terms and forms of the Notes, to the issuance, and to the authentication and delivery by the Trustee, of $400,000,000 aggregate principal amount of 2016 Notes, $750,000,000 aggregate principal amount of 2021 Notes and $350,000,000 aggregate principal amount of Floating Rate Notes pursuant to the Indenture have been complied with and such Notes may be issued, authenticated and delivered in accordance with the Indenture.
Capitalized terms not otherwise defined herein have the meaning provided in the Indenture.

     IN WITNESS WHEREOF, the undersigned have hereunto signed their respective names on this 23rd day of November, 2010.

/s/ Timothy K. Driggers
Timothy K. Driggers
Vice President and Chief Financial Officer

/s/ Helen Y. Lim
Helen Y. Lim
Vice President and Treasurer